EX. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Registration Statement on Form S-1/A of L & L Energy Inc. (formerly L & L International Holdings, Inc.), of our report dated August 11, 2009 on our audits of the financial statements of L & L Energy Inc. (formerly L & L International Holdings, Inc.) as of April 30, 2009 and 2008 and the results of their operations and cash flows for the years then ended.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Kabani & Company, Inc.

Los Angeles, California

May 10, 2010